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                                                         (EXHIBIT NUMBER 11.00)

                           AMBAC INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             Three months ended

                                                                 March 31, 1997
                                                                 --------------

Net income.........................................             $      49,738
                                                                -------------
Fully diluted shares:

      Average number of common shares outstanding                      34,944

      Assumed exercise of dilutive stock options(1)                       854
                                                                =============
                                                                       35,798
                                                                =============
Earnings per share assuming full dilution(2) ......            $         1.39
                                                                =============




 (1) As of March 31, 1997, approximately 2,303,000 stock options and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the options and restricted stock units will be approximately $97.2 million. The dilution would be the equivalent of approximately 854,000 shares, using the treasury stock method, based upon a market value of $67.086 per share.

(2) In accordance with Accounting Principles Board Opinion No. 15, any reduction of less than 3% need not be considered as dilution. Accordingly, the consolidated statements of operations on page 4 of this report reflect net income per common share of $1.42 for the three months ended March 31, 1997.


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